Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into on February 1, 2019 for the period commencing December 12, 2018, by and among Superior Industries International, Inc. (the “Corporation”), and Timothy C. McQuay (the “Executive”).

Recitals

WHEREAS, Executive currently serves as Chairman of the Corporation’s Board of Directors (the “Board”), and the Corporation desires to employ Executive in the interim position of Executive Chairman of the Board, and Executive desires to accept such employment on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment; Term. Subject to the terms and conditions of this Agreement, the Corporation hereby employs Executive, and Executive hereby accepts such employment, commencing December 12, 2018 and, unless Executive’s employment is sooner terminated as provided in Section 5 below, continuing until a new Chief Executive Officer has been hired and commences employment with the Corporation.

2. Position; Duties. Executive shall serve as the Corporation’s Executive Chairman of the Board. He shall perform services for the Corporation as are customarily associated with the role of principal executive officer and those that otherwise may be assigned to him from time to time by the Corporation’s Board. Executive shall devote the majority of his full business time to the affairs of the Corporation and his duties hereunder; provided, however, Executive may engage in civic and professional activities, service on boards of directors and similar activities, as long as such activities do not constitute a conflict of interest or impair Executive’s performance of services to the Corporation. Executive shall perform his duties diligently and to the best of his ability, in compliance with the Corporation’s policies and procedures.

3. Compensation and Benefits. As compensation for the services to be rendered by Executive under this Agreement, the Corporation shall provide the following compensation and benefits during Executive’s employment hereunder:

(a) Base Salary. The Corporation shall pay Executive a base salary at the monthly rate of fifty thousand dollars ($50,000) (the “Base Salary”). The Base Salary shall be payable in equal installments in accordance with the Corporation’s customary payroll practices as in effect from time to time. The Base Salary may be increased or decreased in the sole discretion of the Board.

(b) Employee Benefits. Except as set forth herein, Executive shall be eligible to participate in the Corporation’s employee benefit plans that are made available to similarly situated employees of the Corporation, subject to Corporation policy and the terms and conditions of such applicable benefit plans. Executive shall not be eligible for the Corporation’s equity or bonus plans, nor its vacation policy or any severance plan. Any vacation must be approved by the Board.

(c) Withholdings. The Corporation shall withhold from any amounts payable under this Agreement such federal, state and local taxes as the Corporation determines are required to be withheld pursuant to applicable law.

4. Reimbursement of Expenses. The Corporation shall reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of his duties hereunder, subject to Executive’s compliance with the Corporation’s reimbursement policies in effect from time to time. Reimbursements shall be made promptly but in no event later than the last day of the calendar year following the calendar year in which an expense is incurred. The amount of expenses eligible for reimbursement during one year shall not affect the expenses eligible for reimbursement in any other year, and is not subject to liquidation or exchange for another benefit.

5. Termination. The employment of Executive under this Agreement shall terminate as of the earliest Termination Date. Executive’s “Termination Date” shall be as follows:

(a) Death. Automatically effective upon Executive’s death.

(b) Termination from Board. Automatically, effective upon Executive’s termination from the Board.

(c) Resignation. By Executive, effective upon thirty (30) days’ written notice to the Corporation at any time for any reason.

6. Effect of Termination.

(a) Generally. When Executive’s employment with the Corporation is terminated for any reason, Executive, or his estate, as the case may be, shall be entitled to receive the compensation and benefits earned through the applicable Termination Date, along with reimbursement for any approved business expenses that Executive timely submits for reimbursement in accordance with the Corporation’s expense reimbursement policy or practice.

(b) No Further Obligations. Except as expressly provided above or as otherwise required by law, the Corporation shall have no obligations to Executive in the event of the termination of this Agreement for any reason.

7. Representations of Executive. Executive represents and warrants that he is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair his ability to perform the duties and obligations required hereunder. Executive further agrees that he shall not divulge to the Corporation any confidential information and/or trade secrets belonging to others, including Executive’s former employers, nor shall the Corporation seek to elicit from Executive such information. Consistent with the foregoing, Executive shall not provide to the Corporation, and the Corporation shall not request, any documents or copies of documents containing such information.

8. Confidential Information.

(a) Executive acknowledges that the Corporation shall give Executive access to certain highly-sensitive, confidential, and proprietary information belonging to the Corporation or third parties who may have furnished such information under obligations of confidentiality, relating to and used in the Corporation’s Business (collectively, “Confidential Information”). Executive acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of Corporation related confidential or proprietary information and material: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by the Corporation; information related to the Corporation’s inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to the Corporation’s customers, suppliers, distributors, or investors; the specific terms of the Corporation’s agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Corporation may be associated from time to time; and any and all information relating to the operation of the Corporation’s business which the Corporation may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Corporation as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b) Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information.

(c) Executive acknowledges that the Confidential Information is owned or licensed by the Corporation; is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its secrecy. Executive hereby relinquishes, and agrees that he shall not at any time claim any right, title or interest of any kind in or to any Confidential Information.

(d) During and after his employment with the Corporation and service on the Board, Executive shall hold in trust and confidence all Confidential Information, and shall not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by the Corporation or as authorized in writing by the Corporation. Executive further agrees that during and after his employment with the Corporation and service on the Board, Executive shall not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by the Corporation or as authorized in writing by the Corporation.

(e) The restrictions in Section 8(d) above shall not apply to any information to the extent that Executive is required to disclose such information by law, provided that Executive (i) notifies the Corporation of the existence and terms of such obligation, (ii) gives the Corporation a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses the information actually required to be disclosed.

(f) Return of Property. Upon request by the Corporation during employment and at the termination of his employment and service on the Board, Executive shall return to the Corporation all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Corporation in his possession or under his control. If requested by the Corporation, Executive shall certify in writing that all such materials have been returned to the Corporation.

9. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter.

(b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Executive, heirs, executors, and/or personal representatives. The Corporation may freely assign or transfer this Agreement to an affiliated Corporation or to a successor following a merger, consolidation, sale of assets or equity, or other business transaction. Executive may not assign, delegate or otherwise transfer any of Executive’s rights, interests or obligations in this Agreement.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Facsimile or PDF reproductions of original signatures shall be deemed binding for the purpose of the execution of this Agreement.

(d) Notices. Any notice pursuant to this Agreement must be in writing and shall be deemed effectively given to the other party on (i) the date it is actually delivered by overnight courier service (such as FedEx) or personal delivery of such notice in person, or (ii) three days after mailing by certified or registered U.S. mail, return receipt requested; in each case the appropriate address shown below (or to such other address as a party may designate by notice to the other party):

If to Executive:	Timothy C. McQuay 4927 Gould Avenue La Canada, CA 91001

If to Corporation:	Joanne M. Finnorn, Esq. Senior Vice President, General Counsel and Corporate Secretary Superior Industries International, Inc. 26600 Telegraph Rd., Suite 400 Southfield, MI 48033

(e) Amendments and Waivers. No amendment to any provision of this Agreement shall be valid unless the amendment is in writing and signed by the Corporation and Executive. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement shall not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement shall be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(f) Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable shall not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

(g) Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any “Section” refers to the corresponding Section of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement shall be construed as if drafted jointly by the Corporation and Executive and no presumption or burden of proof shall arise favoring or disfavoring the Corporation or Executive by virtue of the authorship of any provision in this Agreement. All words in this Agreement shall be construed to be of such gender or number as the circumstances require.

(h) Survival. The terms of Section 8 shall survive the termination of this Agreement.

(i) Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

(j) Venue. Executive and the Corporation agree that the exclusive forum for resolving any disputes between the parties related to the Agreement shall be arbitration before the American Arbitration Association (“AAA”), applying the Employment Arbitration Rules and Mediation Procedures. The arbitrator’s sole authority shall be to interpret and apply the terms of the Agreement with no power to modify, change or amend the Agreement. However, the arbitrator is empowered to grant any legal or equitable relief available to the parties, including interim equitable relief as set forth in the Optional Rules for Emergency Measures of Protection. Any award of arbitration may be enforced through proceedings in a court of competent jurisdiction in the State of Michigan.

(k) Governing Law. This Agreement shall be governed by the laws of the State of Michigan without giving effect to any choice or conflict of law principles of any jurisdiction.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date set forth below.

SUPERIOR INDUSTRIES INTERNATIONAL, INC., Corporation

By:	/s/ Shawn Pallagi
Name:	Shawn Pallagi
Title:	Senior VP and Chief HR Officer
Date:	February 1, 2019

/s/ Timothy C. McQuay
Timothy C. McQuay, Executive
Date: February 1, 2019